Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2022 FISCAL FIRST QUARTER
- Fiscal 2022 First Quarter Net Income of $61.3 million, or $2.00 Per Diluted Share -
- Rebranding Process Underway Following Agreement to Sell Meta Names and Trademarks -
- Completes Sale of Remaining Community Bank Loans -
Sioux Falls, S.D., January 26, 2022 -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $61.3 million, or $2.00 per share, for the three months ended December 31, 2021, compared to net income of $28.0 million, or $0.84 per share, for the three months ended December 31, 2020. During the fiscal first quarter of 2022, the Company recognized a gain on sale of Meta names and trademarks of $50.0 million. Excluding the impact of the gain on sale of these assets, the Company's adjusted net income for the quarter totaled $23.9 million, or $0.78 per share. See non-GAAP reconciliation table below.
"We made continued progress towards our three strategic initiatives, as reflected in our strong fiscal first quarter results,” said CEO Brett Pharr. “We generated growth in earnings per share while positioning the Company for future growth through two significant strategic transactions during the first quarter.”
“Following the initiation of a comprehensive brand strategy review earlier in calendar 2021, we announced our agreement to sell the Meta name and trademarks to Beige Key LLC. This transaction provides significant funds, allowing us to advance a new corporate name and brand that represent our significant evolution and better enable us to fulfill our vision of “Financial Inclusion for All®,” Pharr noted.
Executive Vice President and CFO Glen Herrick added, “We are also pleased to have sold our remaining legacy community bank loans, completing the wind-down of that portfolio and marking another critical step in optimizing our interest-earning asset mix. Coupled with our strong financial results, our momentum continues to build, giving us confidence in our positive outlook and growth trajectory.”
Business Development Highlights for the 2022 Fiscal First Quarter
•Entered into an agreement with Beige Key LLC to sell the Meta names and trademarks for $60 million, of which $50 million was recognized as noninterest income in the first fiscal quarter. The Company plans to use a portion of the proceeds to implement its new corporate name and brand, which is expected to be completed by the end of 2022, and estimates its rebranding expenses will range between $15 million to $20 million. The remainder of the proceeds will be used for general corporate purposes including tax-efficient capital allocation.
•Sold all remaining $192.5 million of community banking loans, reducing this portfolio to zero and generating a favorable pre-tax impact of approximately $3.9 million after netting the recovery of provision expense from the portfolio's $12.3 million allowance and the loss on sale of loans of $8.4 million.
•Extended the agreement with Emerald Financial Services, LLC, a wholly-owned, indirect subsidiary of H&R Block, through June 30, 2025. The agreement adds valuable new financial product offerings and capabilities for customers, including Spruce Accounts, a mobile banking platform that features a spending account with an attached debit card. This innovative product, designed to help a consumer better manage their financial resources and meet spending goals, is powered by MetaBank.
•Originated $21.2 million in aggregate principal of renewable energy loan financing for the first quarter of fiscal 2022, resulting in $5.7 million in total net investment tax credits.

•Repurchased 1,711,501 shares, at an average price of $58.97, in the first fiscal quarter. The company purchased an additional 130,000 shares through January 20, 2022 at an average share price of $61.26 and has 5,474,375 shares available for repurchase under the common stock share repurchase program announced during the fourth quarter of fiscal year 2021.
Financial Highlights for the 2022 Fiscal First Quarter
•Total revenue for the first quarter was $158.2 million, an increase of $46.7 million, or 42%, compared to the same quarter in fiscal 2021, primarily driven by the gain on sale of the Meta names and trademarks.
•Net interest income for the first quarter was $71.6 million, an increase of $5.6 million compared to $66.0 million in the first quarter last year.
•Net interest margin ("NIM") was essentially unchanged, declining to 4.59% for the first quarter from 4.65% during the same period of last year. The increase in higher-yielding loans and leases was offset by an increase in lower-yielding investment securities balances and the continued low interest rate environment.
•Total gross loans and leases at December 31, 2021 increased $243.0 million, to $3.68 billion, or 7%, compared to December 31, 2020 and increased $74.8 million, or 2%, when compared to September 30, 2021. The increase was driven by growth across our loan portfolios, partially offset by the sale of all remaining community banking loans during the quarter.
Net Interest Income
Net interest income for the first quarter of fiscal 2022 was $71.6 million, an increase of 9% from the same quarter in fiscal 2021. The increase was mainly attributable to an improved earning asset and liability mix, along with increased loan balances.
The first quarter average outstanding balance of loans and leases increased $211.3 million compared to the same quarter of the prior year, primarily due to increases in our core loan and lease portfolios, partially offset by the sale of the remaining community bank portfolio. The Company’s average interest-earning assets for the first quarter increased by $547.2 million to $6.18 billion compared with the same quarter in fiscal 2021, primarily due to growth in total investments and total loans and leases.
Fiscal 2022 first quarter NIM decreased to 4.59% from 4.65% in the first quarter of last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields decreased 13 basis points to 4.69% compared to the prior year quarter, primarily driven by an increase in lower-yielding investment securities balances of $561.4 million. The TEY on the securities portfolio was 1.58% compared to 1.79% for the comparable period last year.
The Company's cost of funds for all deposits and borrowings averaged 0.08% during the fiscal 2022 first quarter, compared to 0.15% during the prior year quarter, primarily driven by a reduction in wholesale deposit balances along with an increase in noninterest bearing deposits. The Company's overall cost of deposits was 0.01% in the fiscal first quarter of 2022, compared to 0.06% in the same quarter last year.
Noninterest Income
Fiscal 2022 first quarter noninterest income increased to $86.6 million, compared to $45.5 million for the same period of the prior year. The significant increase was driven by the $50 million gain on sale of the Meta names and trademarks and to a lesser extent an increase in payments fee income and rental income.
The Company also recognized a loss on sale of other during the quarter of $3.5 million, a $6.3 million decrease from the prior year period, primarily consisting of a $8.4 million loss attributable to the sale of the remaining community bank loans partially offset by a $3.4 million gain on sale of SBA loans.
Also partially offsetting the increase during the quarter was a decrease in other income, which includes a net unrealized loss of $3.3 million on a prior investment in MoneyLion Inc. This loss partially offsets a net unrealized gain of $4.1 million recognized by the Company during the fourth quarter of fiscal 2021 following the completion of MoneyLion's de-SPAC process and listing on the New York Stock Exchange on September 22, 2021.

Noninterest Expense
Noninterest expense increased 14% to $82.4 million for the fiscal 2022 first quarter, from $72.6 million for the same quarter last year. The increase in expense was primarily driven by an increase in compensation expense, other expense, occupancy and equipment expense, and card processing expense. When comparing the fiscal 2022 first quarter to the fourth quarter of 2021, non-interest expense decreased by $11.2 million.
Income Tax Expense
The Company recorded income tax expense of $14.3 million, representing an effective tax rate of 18.9%, for the fiscal 2022 first quarter, compared to $3.5 million, representing an effective tax rate of 10.8%, for the first quarter last year. The increase in income tax expense was primarily due to increased earnings.
The Company originated $21.2 million in solar leases during the fiscal 2022 first quarter, compared to $38.5 million in last year's first quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total investments	$1,833,733	$1,921,568	$1,981,852	$1,552,892	$1,309,452

Loans held for sale
Consumer credit products	20,728	23,111	12,582	6,233	234
SBA/USDA	15,454	33,083	57,208	61,402	32,983
Community Bank	—	—	18,115	—	100,442
Total loans held for sale	36,182	56,194	87,905	67,635	133,659

Term lending	1,038,378	961,019	920,279	891,414	881,306
Asset based lending	337,236	300,225	263,237	248,735	242,298
Factoring	402,972	363,670	320,629	277,612	275,650
Lease financing	245,315	266,050	282,940	308,169	283,722
Insurance premium finance	385,473	428,867	417,652	344,841	338,227
SBA/USDA	209,521	247,756	263,709	331,917	300,707
Other commercial finance	178,853	157,908	118,081	103,234	101,209
Commercial Finance	2,797,748	2,725,495	2,586,527	2,505,922	2,423,119
Consumer credit products	173,343	129,251	105,440	104,842	88,595
Other consumer finance	144,412	123,606	122,316	130,822	162,423
Consumer Finance	317,755	252,857	227,756	235,664	251,018
Tax Services	100,272	10,405	41,268	225,921	92,548
Warehouse Finance	466,831	419,926	335,704	332,456	318,937
Community Banking	—	199,132	303,984	348,065	353,942
Total gross loans and leases	3,682,606	3,607,815	3,495,239	3,648,028	3,439,564
Allowance for credit losses	(67,623)	(68,281)	(91,208)	(98,892)	(72,389)
Net deferred loan and lease origination fees	1,655	1,748	1,431	9,503	9,111
Total loans and leases, net of allowance	$3,616,638	$3,541,282	$3,405,462	$3,558,639	$3,376,286

The Company's investment security balances at December 31, 2021 totaled $1.83 billion, as compared to $1.92 billion at September 30, 2021 and $1.31 billion at December 31, 2020.
Total gross loans and leases totaled $3.68 billion at December 31, 2021, as compared to $3.61 billion at September 30, 2021 and $3.44 billion and as compared to December 31, 2020. The primary drivers for the increase on a linked quarter basis were tax services, commercial finance, consumer credit, and warehouse finance loans, partially offset by the sale of all remaining community bank loans.

Commercial finance loans, which comprised 76% of the Company's gross loan and lease portfolio, totaled $2.80 billion at December 31, 2021, reflecting growth of $72.3 million, or 3%, from September 30, 2021 and $374.6 million, or 15%, from December 31, 2020.
As of December 31, 2021, the Company had 275 loans outstanding with total loan balances of $63.8 million originated as part of the Paycheck Protection Program ("PPP"), compared with 370 loans outstanding with total loan balances of $96.0 million for the quarter ended September 30, 2021. In total, approximately 80% of the PPP loan balances were forgiven through December 31, 2021.
During the first fiscal quarter of 2022, the Company sold all remaining community banking loans. The outstanding balance of community banking loans at September 30, 2021 and December 31, 2020 was $199.1 million and $353.9 million, respectively. The amount of community banking loans sold during the quarter totaled $192.5 million.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $67.6 million at December 31, 2021, a decrease compared to $68.3 million at September 30, 2021 and $72.4 million at December 31, 2020. The reduction in the ACL at December 31, 2021, when compared to September 30, 2021, was primarily due to a $12.3 million decrease attributable to the community banking portfolio, as all loans have now been sold. This decrease was partially offset by increases within commercial finance of $8.7 million, tax services of $1.6 million, and consumer finance of $1.2 million.
The $4.8 million year-over-year decrease in the ACL was primarily driven by a $14.2 million decrease attributable to the community banking portfolio, due to pay downs and the aforementioned loan sales, along with a $2.4 million decrease in the consumer finance portfolio. These decreases were partially offset by a $11.5 million increase within the commercial finance portfolio, and to a lesser extent, increases within the tax services and warehouse finance portfolios.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Commercial finance	2.04%	1.77%	1.73%	1.77%	1.88%
Consumer finance	2.70%	2.91%	3.80%	4.70%	4.39%
Tax services	1.60%	0.02%	58.99%	12.90%	1.53%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Community bank	—%	6.16%	4.36%	4.03%	4.01%
Total loans and leases	1.84%	1.89%	2.61%	2.71%	2.10%

The Company's ACL as a percentage of total loans and leases decreased to 1.84% at December 31, 2021 from 1.89% at September 30, 2021. The decrease in the total loans and leases coverage ratio reflected the release of the community banking portfolio allowance. The coverage ratio for the commercial finance portfolio increased compared to the September 30, 2021 quarter due to specific reserves on two individually evaluated loan relationships. The consumer finance coverage ratio decreased primarily due to an improved overall macroeconomic outlook while the tax services coverage increased due to the seasonal start of tax season, similar to the same period of the prior year. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
(Dollars in thousands)
Beginning balance	$68,281	$91,208	$56,188
Adoption of CECL accounting standard	—	—	12,773
(Reversal of) provision - tax services loans	(714)	457	454
Provision - all other loans and leases	1,184	8,368	5,810
Charge-offs - tax services loans	(254)	(24,849)	—
Charge-offs - all other loans and leases	(4,605)	(7,635)	(5,675)
Recoveries - tax services loans	2,567	51	956
Recoveries - all other loans and leases	1,164	681	1,883
Ending balance	$67,623	$68,281	$72,389
The Company recognized a provision for credit losses of $0.2 million for the quarter ended December 31, 2021, compared to $6.1 million for the comparable period in the prior fiscal year. Net charge-offs were $1.1 million for the quarter ended December 31, 2021, compared to $2.8 million for the quarter ended December 31, 2020. Net charge-offs attributable to the commercial finance portfolio for the quarter were $3.2 million, partially offset by net recoveries from the tax services portfolio of $2.3 million.
The Company's past due loans and leases were as follows for the periods presented.

As of December 31, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Loans held for sale	$9	$2	$—	$11	$36,171	$36,182	$—	$—	$—

Commercial finance	$41,473	$8,539	$7,568	$57,580	$2,740,168	$2,797,748	$3,896	$37,760	$41,656
Consumer finance	4,880	2,277	1,534	8,691	309,064	317,755	1,534	—	1,534
Tax services	—	—	—	—	100,272	100,272	—	—	—
Warehouse finance	—	—	—	—	466,831	466,831	—	—	—
Total loans and leases held for investment	46,353	10,816	9,102	66,271	3,616,335	3,682,606	5,430	37,760	43,190

Total loans and leases	46,362	10,818	9,102	66,282	3,652,506	3,718,788	5,430	37,760	43,190

As of September 30, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$18,269	$7,388	$15,439	$41,096	$2,684,399	$2,725,495	$12,489	$19,330	$31,819
Consumer finance	1,676	812	1,236	3,724	249,133	252,857	1,236	—	1,236
Tax services	—	—	7,962	7,962	2,443	10,405	7,962	—	7,962
Warehouse finance	—	—	—	—	419,926	419,926	—	—	—
Community banking	—	—	—	—	199,132	199,132	—	14,915	14,915
Total loans and leases held for investment	19,945	8,200	24,637	52,782	3,555,033	3,607,815	21,687	34,245	55,932

The Company's nonperforming assets at December 31, 2021 were $44.3 million, representing 0.58% of total assets, compared to $61.8 million, or 0.92% of total assets at September 30, 2021 and $53.2 million, or 0.73% of total assets at December 31, 2020. The changes in the nonperforming assets as a percentage of total assets at December 31, 2021 were driven in large part by a decrease in nonperforming assets in the community bank and tax services portfolios, partially offset by an increase in nonperforming assets in the commercial finance portfolio, when compared to the linked-quarter. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was due to a decrease in nonperforming assets in the community bank portfolio, partially offset by an increase in nonperforming assets in the commercial finance portfolio.
The Company's nonperforming loans and leases at December 31, 2021, were $43.2 million, representing 1.16% of total gross loans and leases, compared to $55.9 million, or 1.52% of total gross loans and leases at September 30, 2021 and $43.5 million, or 1.17% of total gross loans and leases at December 31, 2020. The decreases are related to the aforementioned decreases in nonperforming assets in the community bank and tax services portfolios, partially offset by an increase in nonperforming assets in the commercial finance portfolio.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

Asset Classification	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of December 31, 2021	(Dollars in Thousands)
Commercial finance	$2,084,835	$355,431	$161,301	$176,258	$19,923	$2,797,748
Warehouse finance	466,831	—	—	—	—	466,831
Total Loans and Leases	$2,551,666	$355,431	$161,301	$176,258	$19,923	$3,264,579

Asset Classification	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of September 30, 2021	(Dollars in Thousands)
Commercial finance	$2,039,324	$364,713	$170,527	$144,414	$6,517	$2,725,495
Warehouse finance	419,926	—	—	—	—	419,926
Community banking	10,314	27,121	35,916	120,238	5,543	199,132
Total Loans and Leases	$2,469,564	$391,834	$206,443	$264,652	$12,060	$3,344,553

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2022 first quarter increased by $494.9 million to $5.92 billion compared to the same period in fiscal 2021, primarily due to an increase in noninterest-bearing deposits of $808.2 million. Average wholesale deposits decreased $193.8 million for the fiscal 2022 first quarter when compared to the same period in fiscal 2021.
The average balance of total deposits and interest-bearing liabilities was $6.01 billion for the three-month period ended December 31, 2021, compared to $5.52 billion for the same period in the prior fiscal year, representing an increase of 9%.
Total end-of-period deposits increased 5% to $6.53 billion at December 31, 2021, compared to $6.21 billion at December 31, 2020. The increase in end-of-period deposits was primarily driven by an increase in noninterest-bearing deposits of $688.0 million, partially offset by a decrease in wholesale deposits of $161.2 million. The increase in noninterest-bearing deposits was driven by government stimulus-related dollars loaded on various partner cards.

Of the 16.5 million prepaid cards issued in conjunction with the three EIP stimulus programs, totaling approximately $24.15 billion, $1.38 billion were outstanding as of December 31, 2021, of which only $28.1 million was on Meta’s balance sheet with the remainder being held by other banks.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at December 31, 2021, continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	December 31, 2021 (1)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Company
Tier 1 leverage capital ratio	7.39%	7.67%	6.85%	4.75%	7.39%
Common equity Tier 1 capital ratio	10.88%	12.12%	12.76%	11.29%	10.72%
Tier 1 capital ratio	11.20%	12.46%	13.11%	11.63%	11.07%
Total capital ratio	13.80%	15.45%	16.18%	14.65%	14.14%
MetaBank
Tier 1 leverage capital ratio	8.52%	8.69%	7.83%	5.47%	8.60%
Common equity Tier 1 capital ratio	12.90%	14.11%	14.94%	13.39%	12.87%
Tier 1 capital ratio	12.91%	14.13%	14.96%	13.40%	12.89%
Total capital ratio	14.16%	15.38%	16.22%	14.66%	14.14%
(1) December 31, 2021 amounts are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital presented for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
(Dollars in Thousands)
Total stockholders' equity	$826,157	$871,884	$876,633	$835,258	$813,210
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	300,382	300,780	301,179	301,602	301,999
LESS: Certain other intangible assets	32,294	33,572	35,100	36,779	39,403
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	19,805	22,801	17,753	19,306	24,105
LESS: Net unrealized gains (losses) on available-for-sale securities	403	7,344	14,750	12,458	19,894
LESS: Non-controlling interest	642	1,155	1,490	1,092	1,536
ADD: Adoption of Accounting Standards Update 2016-13	6,527	8,202	13,913	10,439	10,439
Common Equity Tier 1(1)	479,158	514,434	520,274	474,460	436,712
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	444	747	932	690	749
Total Tier 1 Capital	493,263	528,842	534,867	488,811	451,122
Allowance for credit losses	55,125	53,159	51,317	53,232	51,070
Subordinated debentures (net of issuance costs)	59,220	73,980	73,936	73,892	73,850
Total qualifying capital	$607,608	$655,981	$660,119	$615,935	$576,042
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
(Dollars in Thousands)
Total Stockholders' Equity	$826,157	$871,884	$876,633	$835,258	$813,210
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	31,661	33,148	34,898	36,903	39,660
Tangible common equity	484,991	529,231	532,230	488,850	464,045
Less: Accumulated other comprehensive income (loss) ("AOCI")	724	7,599	15,222	12,809	20,119
Tangible common equity excluding AOCI	$484,267	$521,632	$517,008	$476,041	$443,926

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, January 26, 2022. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the conference call by dialing (844) 200-6205 approximately 10 minutes prior to start time and reference access code 483958. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Upcoming Investor Events
•KBW Financial Services Symposium, February 17, 2022 | Boca Raton, FL
•Raymond James Institutional Investors Conference, March 8, 2022 | Orlando, FL

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company operates; changes in trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2021, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 30, 2020
Cash and cash equivalents	$1,230,100	$314,019	$720,243	$3,724,242	$1,586,451
Securities available for sale, at fair value	1,782,739	1,864,899	1,917,605	1,480,780	1,228,124
Securities held to maturity, at amortized cost	50,994	56,669	64,247	72,112	81,328
Federal Reserve Bank and Federal Home Loan Bank stocks, at cost	28,400	28,400	28,433	28,433	27,138
Loans held for sale	36,182	56,194	87,905	67,635	133,659
Loans and leases	3,684,261	3,609,563	3,496,670	3,657,531	3,448,675
Allowance for credit losses	(67,623)	(68,281)	(91,208)	(98,892)	(72,389)
Accrued interest receivable	17,240	16,254	16,230	17,429	17,133
Premises, furniture, and equipment, net	44,130	44,888	44,107	41,510	39,932
Rental equipment, net	234,693	213,116	211,368	211,397	206,732
Foreclosed real estate and repossessed assets, net	298	2,077	1,204	1,483	7,186
Goodwill and intangible assets, net	341,166	342,653	344,403	346,408	349,165
Prepaid assets	17,007	10,513	7,482	10,201	11,270
Other assets	210,071	199,686	203,123	229,854	200,111

Total assets	$7,609,658	$6,690,650	$7,051,812	$9,790,123	$7,264,515

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,525,569	5,514,971	5,888,871	8,642,413	6,207,791
Long-term borrowings	92,274	92,834	93,634	95,336	96,760
Accrued expenses and other liabilities	165,658	210,961	192,674	217,116	146,754
Total liabilities	6,783,501	5,818,766	6,175,179	8,954,865	6,451,305

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	301	317	319	319	326
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	610,816	604,484	602,720	601,222	598,669
Retained earnings	217,992	259,189	262,578	225,471	198,000
Accumulated other comprehensive income	724	7,599	15,222	12,809	20,119
Treasury stock, at cost	(4,318)	(860)	(5,696)	(5,655)	(5,440)
Total equity attributable to parent	825,515	870,729	875,143	834,166	811,674
Noncontrolling interest	642	1,155	1,490	1,092	1,536
Total stockholders’ equity	826,157	871,884	876,633	835,258	813,210

Total liabilities and stockholders’ equity	$7,609,658	$6,690,650	$7,051,812	$9,790,123	$7,264,515

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Interest and dividend income:
Loans and leases, including fees	$65,035	$63,665	$61,655
Mortgage-backed securities	3,864	3,979	2,123
Other investments	3,992	4,412	4,368
	72,891	72,056	68,146
Interest expense:
Deposits	141	164	797
FHLB advances and other borrowings	1,137	1,225	1,350
	1,278	1,389	2,147
Net interest income	71,613	70,667	65,999
Provision for credit losses	186	8,775	6,089
Net interest income after provision for credit losses	71,427	61,892	59,910
Noninterest income:
Refund transfer product fees	579	2,567	647
Tax advance product fees	1,233	226	1,960
Payments card and deposit fees	25,132	25,541	22,564
Other bank and deposit fees	237	230	237
Rental income	11,077	9,709	9,885
Gain on sale of securities	137	—	—
Gain on sale of trademarks	50,000	—	—
Gain (loss) on sale of other	(3,465)	580	2,847
Other income	1,661	10,689	7,315
Total noninterest income	86,591	49,542	45,455
Noninterest expense:
Compensation and benefits	38,225	36,222	32,331
Refund transfer product expense	138	3,219	61
Tax advance product expense	183	30	370
Card processing	7,172	7,063	6,117
Occupancy and equipment expense	8,349	8,252	6,888
Operating lease equipment depreciation	8,449	7,865	7,581
Legal and consulting	6,208	14,369	5,247
Intangible amortization	1,488	1,761	2,013
Impairment expense	—	601	1,159
Other expense	12,224	14,232	10,808
Total noninterest expense	82,436	93,614	72,575

Income before income tax expense	75,582	17,820	32,790
Income tax expense	14,276	1,101	3,533
Net income before noncontrolling interest	61,306	16,719	29,257
Net income (loss) attributable to noncontrolling interest	(18)	816	1,220
Net income attributable to parent	$61,324	$15,903	$28,037

Less: Allocation of Earnings to participating securities(1)	953	297	554
Net income attributable to common shareholders(1)	60,371	15,606	27,483
Earnings per common share
Basic	$2.00	$0.50	$0.84
Diluted	$2.00	$0.50	$0.84
Shares used in computing earnings per common share
Basic	30,238,621	31,280,162	32,782,285
Diluted	30,260,655	31,299,555	32,790,895
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2021			2020
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$594,614	$560	0.37%	$820,108	$842	0.41%
Mortgage-backed securities	1,007,030	3,864	1.52%	438,610	2,123	1.92%
Tax exempt investment securities	207,621	820	1.98%	333,729	1,215	1.83%
Asset-backed securities	387,567	1,152	1.18%	326,315	1,200	1.46%
Other investment securities	279,839	1,460	2.07%	221,986	1,111	1.98%
Total investments	1,882,057	7,296	1.58%	1,320,640	5,649	1.79%
Commercial finance	2,775,394	49,021	7.01%	2,417,691	45,630	7.49%
Consumer finance	316,573	6,114	7.66%	239,618	4,748	7.86%
Tax services	33,604	1,474	17.40%	25,104	8	0.13%
Warehouse finance	443,506	6,901	6.17%	284,199	4,933	6.89%
Community banking	137,898	1,525	4.39%	529,085	6,336	4.75%
Total loans and leases	3,706,975	65,035	6.96%	3,495,697	61,655	7.00%
Total interest-earning assets	$6,183,646	$72,891	4.69%	$5,636,445	$68,146	4.82%
Noninterest-earning assets	839,854			845,378
Total assets	$7,023,500			$6,481,823

Interest-bearing liabilities:
Interest-bearing checking(2)	$389	$—	0.32%	$162,748	$—	—%
Savings	80,765	5	0.03%	52,198	2	0.01%
Money markets	75,664	52	0.27%	52,620	39	0.30%
Time deposits	8,619	15	0.67%	17,390	57	1.30%
Wholesale deposits	67,384	69	0.41%	261,136	699	1.06%
Total interest-bearing deposits	232,821	141	0.24%	546,092	797	0.58%
Overnight fed funds purchased	327	—	0.31%	11	—	0.25%
Subordinated debentures	73,995	986	5.28%	73,822	1,147	6.16%
Other borrowings	18,636	151	3.22%	23,870	203	3.37%
Total borrowings	92,958	1,137	4.85%	97,703	1,350	5.48%
Total interest-bearing liabilities	325,779	1,278	1.56%	643,795	2,147	1.32%
Noninterest-bearing deposits	5,688,563	—	—%	4,880,352	—	—%
Total deposits and interest-bearing liabilities	$6,014,342	$1,278	0.08%	$5,524,147	$2,147	0.15%
Other noninterest-bearing liabilities	182,916			151,528
Total liabilities	6,197,258			5,675,675
Shareholders' equity	826,242			806,148
Total liabilities and shareholders' equity	$7,023,500			$6,481,823
Net interest income and net interest rate spread including noninterest-bearing deposits		$71,613	4.61%		$65,999	4.67%

Net interest margin			4.59%			4.65%
Tax-equivalent effect			0.02%			0.02%
Net interest margin, tax-equivalent(3)			4.61%			4.67%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2021 and 2020 was 21%.
(2) At December 31, 2020, $162.5 million of the total balance were interest-bearing deposits where interest expense was paid by a third party and not by the Company. On October 1, 2021, the Company reclassified the balances related to that program to noninterest bearing checking due to the product moving to noninterest bearing.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Equity to total assets	10.86%	13.03%	12.43%	8.53%	11.19%
Book value per common share outstanding	$27.46	$27.53	$27.46	$26.16	$24.93
Tangible book value per common share outstanding	$16.12	$16.71	$16.67	$15.31	$14.23
Tangible book value per common share outstanding excluding AOCI	$16.10	$16.47	$16.20	$14.91	$13.61
Common shares outstanding	30,080,717	31,669,952	31,919,780	31,926,008	32,620,251
Nonperforming assets to total assets	0.58%	0.92%	0.64%	0.48%	0.73%
Nonperforming loans and leases to total loans and leases	1.16%	1.52%	1.17%	1.17%	1.18%
Net interest margin	4.59%	4.35%	3.75%	3.07%	4.65%
Net interest margin, tax-equivalent	4.61%	4.37%	3.77%	3.08%	4.67%
Return on average assets	3.49%	0.88%	1.90%	2.22%	1.73%
Return on average equity	29.69%	7.18%	18.07%	28.93%	13.91%
Full-time equivalent employees	1,140	1,124	1,109	1,075	1,038

Non-GAAP Reconciliation

Adjusted Net Income and Adjusted Earnings Per Share	At and for the three months ended
(Dollars in Thousands)	December 31, 2021	September 30, 2020	December 31, 2020
Net Income - GAAP	$61,324	$15,903	$28,037
Less: Gain on sale of trademarks	50,000	—	—
Add: Income tax effect resulting from gain on sale of trademarks	12,593	—	—
Adjusted net income	$23,917	$15,903	$28,037
Less: Adjusted allocation of earnings to participating securities	372	297	554
Adjusted Net income attributable to common shareholders	23,545	15,606	27,483
Weighted average diluted common shares outstanding	30,260,655	31,299,555	32,790,895
Adjusted earnings per common share - diluted	$0.78	$0.50	$0.84

Efficiency Ratio	For the last twelve months ended
(Dollars in Thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Noninterest Expense - GAAP	$353,544	$343,683	$330,352	$320,070	$315,828
Net Interest Income	284,605	278,991	272,837	266,499	260,386
Noninterest Income	312,039	270,903	262,111	240,706	247,766
Total Revenue: GAAP	$596,644	$549,894	$534,948	$507,205	$508,152
Efficiency Ratio, last twelve months	59.26%	62.50%	61.75%	63.10%	62.15%

Adjusted Efficiency Ratio
Noninterest Expense - GAAP	$353,544	$343,683	$330,352	$320,070	$315,828
Net Interest Income	284,605	278,991	272,837	266,499	260,386
Noninterest Income	312,039	270,903	262,111	240,706	247,766
Less: Gain on sale of trademarks	50,000	—	—	—	—
Total Adjusted Revenue:	$546,644	$549,894	$534,948	$507,205	$508,152
Adjusted Efficiency Ratio, last twelve months	64.68%	62.50%	61.75%	63.10%	62.15%

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.® ("Meta") (Nasdaq: CASH) is a South Dakota-based financial holding company. At Meta, our mission is financial inclusion for all®. Through our subsidiary, MetaBank®, N.A., we strive to remove barriers to financial access and promote economic mobility by working with third parties to provide responsible, secure, high quality financial products that contribute to the social and economic benefit of communities at the core of the real economy. Meta works to increase financial availability, choice, and opportunity for all. Additional information can be found by visiting www.metafinancialgroup.com.

Investor Relations Contact
Justin Schempp
877-497-7497
jschempp@metabank.com

Media Relations Contact
mediarelations@metabank.com